Exhibit 3.5

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708	Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number
20130218497-97
Filing Date and Time
03/29/2013 2:30PM
Entity Number
C7233-2002
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

STI Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I shall be amended to change the name of the Corporation to Grand Perfecta, Inc. Article Four of the Articles of Incorporation shall be amended to increase the authorized capital to 600,000,000 shares, par value $0.001 per share with 100,000,000 shares designated as preferred stock, par value $0.001 per share, and 500,000,000 shares designated as common stock, par value $0.001 per share all as set forth on the attached certificate of amended.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 88.2%

4.   Effective date of filing: (optional) Date: April 16, 2013 Time: _______________

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

x       /s/ Shuya Watanabe

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

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CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

STI HOLDINGS, INC.

Pursuant to the provisions of Section 78.385, et seq., of the Nevada Revised Statutes, STI Holdings, Inc., a Nevada corporation, hereafter referred to as the “Corporation.” hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

FIRST:	The name of the Corporation is STI Holdings, INc.

SECOND:	Article I shall be amended to change the name of the Corporation to Grand Perfecta, Inc.
THIRD:	Article Four of the Articles of Incorporation shall be amended to read as follows:

ARTICLE FOUR

AUTHORIZED SHARES

The Corporation is authorized to issue a total of 600,000,000 shares, consisting of 100,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as “Preferred Stock”) and 500,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as “Common Stock”). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and with the limits set forth in the Nevada Revised Statutes, to:

(a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

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FOURTH:     By executing these Certificate of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that on March 22, 2013, the foregoing amendment to the Articles of Incorporation of STI Holdings, Inc., was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the consent of the majority of the Corporation’s shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendment tot he Articles of Incorporation was 28,227,332 of which 34,900,000 shares voted for, and no shares voted against and no shares abstained from the foregoing amendment to the Articles of Incorporation. No other class of shares was entitled to vote thereon as a class.

DATED this 22nd day of March, 2013.

/s/ Shuya Watanabe
Shuya Watanabe, CEO

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